Exhibit (10)(iii)39

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
RETIREMENT BENEFIT RESTORATION PLAN
AMENDED AND RESTATED AS OF JANUARY 1, 2008

Introduction & History

          Effective May 1, 1993, Central Hudson Gas & Electric Corporation (“Central Hudson”) originally established the Central Hudson Gas & Electric Corporation Retirement Benefit Restoration Plan (the “Plan”), which was established to provide excess retirement benefits for eligible executives, and subsequently amended and restated the Plan effective January 1, 2000. Effective as of December 31, 2005, all benefit accruals under the Plan were frozen with respect to vested Participants and the Plan was terminated with respect all non-vested Participants.

          Central Hudson hereby amends and restates the Plan, effective January 1, 2008, to incorporate changes required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in the manner provided hereunder. In order to comply with section 409A of the Code, effective immediately before January 1, 2008, the Plan is divided into two parts, one of which shall be named “Part One” and the other of which shall be named “Part Two”. Part One of the Plan shall be governed by the terms and conditions of the Plan as in effect on October 3, 2004, as amended effective December 31, 2005, and shall apply to “Grandfathered Participants” under Section 4.06. Part Two of the Plan shall be governed by the terms and conditions of the Plan as set forth herein, and as it may be amended from time to time hereafter, and shall apply to the individuals, other than Grandfathered Participants, who participated in the Plan on or after January 1, 2005 as listed on Exhibit A (the “Covered Participants”). Part Two of the Plan is intended to comply with Section 409A of the Code.

Article I. Definitions

          1.01          “Act” shall mean the Employee Retirement Income Security Act of 1974 (“ERISA”), as from time to time amended.

          1.02           “Affiliate” means each entity with whom Central Hudson would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

          1.03           “Affiliated Group” means (i) Central Hudson and (ii) all Affiliates.

          1.04           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

          1.05           “Central Hudson” shall mean Central Hudson Gas & Electric Corporation.

          1.06           “Effective Date” shall mean May 1, 1993.

          1.07           “Employment Agreement” shall mean a Change of Control Employment Agreement between a Participant and Energy Group.

          1.08           “Energy Group” shall mean CH Energy Group, Inc., the parent corporation of Central Hudson.

          1.09           “Maximum Benefit” shall mean the benefit or benefits to be paid to a Participant under the Pension Plan which corresponds to his Unrestricted Benefit.

          1.10           “Participant” shall mean those individuals listed on Exhibit A.

          1.11           “Pension Plan” shall mean the Retirement Income Plan of Central Hudson Gas & Electric Corporation, as from time to time amended.

          1.12           “Plan” shall mean Central Hudson Retirement Benefit Restoration Plan, as from time to time amended, which shall be an unfunded and uninsured pension benefit plan for a select group of highly compensated management employees of Central Hudson and/or Energy Group.

          1.13           “SERP” shall mean the CH Energy Group, Inc. Supplemental Executive Retirement Plan.

          1.14           “Termination of Employment” means, subject to Section 4.05(b), the termination of an Employee’s employment with the Affiliated Group as a result of his voluntary termination, retirement, discharge, death or his becoming eligible to receive disability benefits under Central Hudson’s or an Affiliate’s long-term disability plan.

          1.15           “Unrestricted Benefit” shall mean whichever of the following is applicable: (i) the monthly retirement income benefit under the Pension Plan (“Retirement Income Benefit”) and (ii) if applicable, the benefit under the Cash Balance Account (“Cash Balance Benefit”) of the Pension Plan, all determined under the Pension Plan without regard to the limitations imposed by Code Sections 401(a)(17) and 415.

Article II. Benefits

          2.01           Benefit, Commencement. Upon a Participant’s Termination of Employment, such Participant shall be entitled to (i) a Retirement Income Benefit equal to his or her Unrestricted Benefit less the Maximum Benefit (as determined under Section 3.09), in the amount thereof payable as of the first day of the first month following the later of his or her 55th birthday or Termination of Employment and (ii) if applicable, a Cash Balance Benefit equal to his or her Unrestricted Benefit less the Maximum Benefit (as determined under Section 3.09), in the amount thereof payable as of the date of the commencement of his or her Benefit hereunder. A Participant’s Retirement Income Benefit shall commence, and his or her Cash Balance Benefit shall be paid, to him or her as of the first day of the first month following the later of (i) his 55th birthday or (ii) the six-month anniversary of his or her Termination of Employment; with actual payment(s) commencing or paid within 90 days thereof. If payments of his or her Retirement Income Benefit commences as a result of the foregoing clause (ii), the first payment thereof shall include any monthly payments (without interest) that would have been made had the Retirement Income Benefit commenced on the first day of the month following his or her Termination of Employment.

          2.02           Spouse’s Pension Benefit. Subject to Section 2.03 below, upon the death of a Participant whose spouse is eligible for an annuity under the Pension Plan, the Participant’s surviving spouse shall be entitled to (i) a monthly benefit equal to the surviving spouse benefit annually determined in accordance with the provisions of the Pension Plan without regard to any limitations imposed by the Code Sections 401(a)(17) and 415, less the related Maximum Benefit to which such spouse is entitled and (ii) if applicable, a Cash Balance Benefit determined in accordance with the provisions of the Pension Plan without regard to any limitations imposed by Code Sections 401(a)(17) and 415, less the related Maximum Benefit to which such spouse is entitled and less any amount of the Cash Balance Benefit previously paid to the Participant. Payments shall commence under this Section 2.02 as soon as administratively practicable on the first day of the first month coincident with or after the date the Participant would have been able to receive his benefit under Section 2.01 assuming the Participant’s Termination of Employment occurred as of the date of his death, with actual payment(s) commencing or paid within 90 days thereof.

          2.03           Forms of Benefit Payment. A Participant’s Cash Balance Benefit shall be paid in the form of a lump sum. A Participant’s Retirement Income Benefit shall be paid in the annuity forms available under the SERP and the amount thereof shall be the actuarial equivalent of the Retirement Income Benefit under Section 2.01 payable in a single life annuity, using the actuarial assumptions provided under Section 9.7 of the SERP. However, if the Participant is a participant in the SERP, his Retirement Income Benefit shall be paid in the same annuity form of payment as he elects the payment of his retirement benefit under the SERP and the amount thereof shall be the actuarial equivalent of the Retirement Income Benefit under Section 2.01 payable in a single life annuity, using the actuarial assumptions provided under Section 9.7 of the SERP.

          2.04           Reemployment. If a Participant is receiving annuity payments under this Article and he is subsequently reemployed by the Affiliated Group, the annuity payments shall continue to be paid at the same time and form as in effect before his reemployment.

Article III. Administration of the Plan

          3.01           Administrator. The Plan shall be administered by the Board of Directors of Central Hudson (or its designee), which shall have the authority to interpret the Plan and issue such proceedings as it deems appropriate. The Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The Administrator’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.

          3.02           Amendment and Termination. The Administrator may amend or terminate the Plan at any time, provided, however, that no such amendment or termination shall deprive any Participant or beneficiary of the benefits to which such Participant is entitled, under Section 2.01 hereof, as of the date of such amendment or termination unless the Participant or beneficiary becomes entitled to an amount equal to such benefit under another plan or practice adopted by Central Hudson. Notwithstanding the foregoing, for three years following a “Change in Control” (as defined in the SERP), (i) the Plan may not be amended in any manner adverse to any individual who is a Participant in the Plan immediately before the Change-of-Control (a “Protected Participant”), or a beneficiary of a Protected Participant and (ii) the Plan may not be terminated with respect to Protected Participants and their beneficiaries.

          3.03           Payments. Central Hudson will pay all benefits arising under this Plan and all costs, charges and expenses relating thereto.

          3.04           Non-Assignability of Benefits. Except as otherwise permitted or required by law, the benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

          3.05           Status of Plan. The benefits under this Plan shall not be funded, but shall constitute liabilities of Central Hudson payable when due.

          3.06           Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between Central Hudson and any Participant, or as a right of any Participant to be continued in employment of Central Hudson, or as a limitation on the right of Central Hudson to discharge any of its employees, with or without cause.

          3.07           Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not pre-empted by such laws, by the laws of the State of New York.

          3.08           Inclusion of Energy Group Participants. This Plan shall only apply to Energy Group Participants if Energy Group’s Board of Directors adopts this Plan.

          3.09           Accrual of Benefits and Participation after December 31, 2005. Effective as of December 31, 2005, the Plan is terminated with no future Benefit payable with respect to any Participant who, as of December 31, 2005, is not vested in a Benefit under Article II of the Plan (as determined under the Pension Plan) and no employee of Energy Group or Central Hudson may become a Participant in the Plan on or after December 31, 2005. A Participant who, as of December 31, 2005, has a vested benefit under Article II will not accrue any additional Benefit under the Plan after December 31, 2005 and his Benefit under the Plan will be determined as of December 31, 2005, based on the Participant’s Unrestricted Benefit and Maximum Benefit as of December 31, 2005.

          3.10           Pre-2008 Payments. If a Participant commences payment of benefits in conjunction with his benefit under the Pension Plan prior to January 1, 2008, then such benefit shall be payable for the remainder of 2007 and subsequent calendar years at the same time and in the same form elected by the Participant under the Pension Plan. Such time and form of payment shall not be subject to change after January 1, 2008 and shall not be affected by any changes in the time or form of payment of the benefit under the Pension Plan that occur on or after January 1, 2008.

Article IV. Section 409A Provisions

          4.01           Discretionary Acceleration of Payments. Subject to Sections 3.02 and 4.05(a), to the extent permitted by Section 409A of the Code, the Plan Administrator may, in its sole discretion, accelerate the time or schedule of a payment under the Plan. The provision is intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

          4.02           Delay of Payments. To the extent permitted under Section 409A of the Code, the Plan Administrator may, in its sole discretion, delay payment under any of the following circumstances, provided that the Plan Administrator treats all payments to similarly situated Participants on a reasonably consistent basis:

                            (a)          A Payment may be delayed where the Plan Administrator reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Plan Administrator reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

                            (b)           A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin. To the extent permitted under Section 409A of the Code, the Plan Administrator may, in its sole discretion, delay payment under any of the following circumstances, provided that the Plan Administrator treats all payments to similarly situated Participants on a reasonably consistent basis:

          4.03           Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Plan Administrator may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in the Plan, or the making of the payment would jeopardize the ability of Central Hudson (or any entity which would be considered to be a single employer with Central Hudson under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

          4.04           Discharge of Obligations. The payment to a Participant or his beneficiary of his entire benefit under the Plan shall discharge all obligations of the Affiliated Group to such Participant or beneficiary under the Plan with respect to that Plan benefit.

          4.05           Compliance with Section 409A of the Code.

                           (a)          Notwithstanding anything contained in the Plan to the contrary, if the Participant is a “specified employee,” as determined under Central Hudson’s policy for identifying specified employees on the date of his “separation from service” within the meaning of Section 409A of the Code, then to the extent required in order to comply with Section 409A of the Code, all amounts payable under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A of the Code and that would otherwise be paid during the first six months following such separation from service shall be accumulated through and paid or provided on the first day of the seventh month immediately following the month of such separation from service (or, if the Participant dies during such six-month period, within 30 days after the Participant’s death).

                           (b)           Notwithstanding anything contained in the Plan to the contrary, the term “Termination of Employment” or words or phrases of similar import shall mean a “separation from service” as defined in Section 409A of the Code and the effective date of a Participant’s “separation from service” as defined in Section 409A of the Code shall constitute a “Termination of Employment”. Central Hudson and the Participant shall take all steps necessary to ensure that a Termination of Employment shall constitute a “separation from service” within the meaning of Section 409A of the Code, and any benefit payable as a result of a Participant’s Termination of Employment shall be paid or provided, if and only if, such Termination of Employment constitutes a “separation from service” within the meaning of Section 409A of the Code. Upon a sale or other disposition of the assets of Central Hudson or any Affiliate to an unrelated purchaser, Central Hudson reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a “separation from service” as defined in Section 409A of the Code.

                           (c)          It is intended that the payments and benefits provided under the Plan shall comply with the requirements of Section 409A of the Code. The Plan shall be construed, administered, and governed in a manner that effects such intent, and Central Hudson shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under the Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. Although Central Hudson shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither Central Hudson, its affiliates, directors, officers, employees nor its advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Participant or other taxpayer as a result of the Plan. Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

          4.06           Grandfathered Participants. The individuals who were participants of the Plan, vested, and terminated employment as of December 31, 2004 (the “Grandfathered Participants”) and, therefore, whose entire benefit under Article V of Part One of the Plan qualifies as an “amount deferred” prior to January 1, 2005 within the meaning of Section 409A of the Code, shall participate in, and be governed by the terms and conditions of, Part One of the Plan. It is intended that such amounts shall be exempt from the application of Section 409A of the Code. Nothing contained herein is intended to materially enhance a benefit or right existing under Part One of the Plan or add a new material benefit or right to Part One of the Plan with respect to Grandfathered Participants.

          IN WITNESS WHEREOF, Central Hudson Gas & Electric Corporation has caused this instrument to be executed by its duly authorized officer on this ___ day of December, 2007.

CENTRAL HUDSON GAS & ELECTRIC CORPORATION

By:	/s/ Steven V. Lant

Steven V. Lant, Chairman, Chief Executive Officer of Central Hudson Gas & Electric Corporation

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
RETIREMENT BENEFIT RESTORATION PLAN
AMENDED AND RESTATED AS OF JANUARY 1, 2008

Exhibit A—Covered Participants

Steven V. Lant

Carl E. Meyer

Joseph J. DeVirgilio, Jr

Charles A. Freni

Thomas C. Brocks

Donna S. Doyle

Michael L. Mosher

Stacey A. Renner

Denise D. VanBuren